Exhibit 10.1

Execution Version
TERMINATION AGREEMENT
This TERMINATION AGREEMENT dated as of March 6, 2017 (this “Agreement”) is entered into by and between Infineon Technologies AG, a stock corporation (Aktiengesellschaft) organized under the laws of the Federal Republic of Germany (the “Buyer”) and Cree, Inc., a North Carolina corporation (the “Parent”). The Buyer and the Parent are each hereinafter referred to as a “party” and collectively as the “parties.”
WHEREAS, the Buyer, the Parent and Cree Sweden AB, a Swedish private limited company, entered into an Asset Purchase Agreement dated as of July 13, 2016 (the “APA”);
WHEREAS, pursuant to (a) Section 8.1(f)(i) of the APA, the APA may be terminated by the joint written determination of Buyer and Parent if they mutually agree that Buyer is not likely to obtain CFIUS Approval or DSS Approval on terms consistent with Section 5.2(e) of the APA, and (b) Section 10.5 of the APA, the APA may be terminated in a writing signed by each of the Buyer and the Parent;
WHEREAS, the Buyer and Parent mutually agree that Buyer is not likely to obtain CFIUS Approval or DSS Approval on terms consistent with Section 5.2(e) of the APA; and
WHEREAS, the parties desire to terminate the APA pursuant to this Agreement and to provide the release and other agreements set forth herein, in each case, on the terms and subject to the conditions set forth in this Agreement.
NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
Section 1.    APA Termination and Related Matters.

(a)Termination. Notwithstanding anything to the contrary, including Section 8.2(a) of the APA, the parties hereto mutually agree that the APA, including all schedules and exhibits thereto and all Transaction Documents (including that certain Non-Disclosure Agreement by and between the Parent and the Buyer dated August 20, 2015 (the “Confidentiality Agreement”)), are hereby terminated in their entirety and shall be of no further force and effect, effective immediately upon the execution of this Agreement by each of the parties hereto (the “Termination”).
(b)Termination Fee.  The Buyer agrees to pay the Parent on or before March 13, 2017, the CFIUS Reverse Termination Fee equal to USD $12,500,000 by wire transfer of immediately available funds to the account designated on Exhibit A attached hereto.
(c)Representations and Warranties. Each party represents and warrants to the other that: (i) such party has all requisite corporate power and authority to enter into this Agreement and to take the actions contemplated hereby; (ii) the execution and delivery of this Agreement and the actions contemplated hereby have been duly authorized by all necessary corporate or other action on the part of such party; and (iii) this Agreement has been duly and validly executed and delivered by such party and, assuming the due authorization, execution and delivery of this Agreement by the other party, constitutes a legal, valid and binding obligation of such party enforceable against such party in accordance with its terms, except as enforceability may be limited by Bankruptcy and Equity Principles.
(d)Further Assurances. Each party shall, and shall cause its subsidiaries and Affiliates to, cooperate with each other in the taking of such actions that are reasonably necessary to effectuate the Termination.
(e)Defined Terms; Notice; Clerical Error. All capitalized terms used but not defined herein are used as defined in the APA. All notices and other communications under this Agreement shall be given in accordance with the provisions of Section 10.1 of the APA, which are incorporated herein by reference. The parties acknowledge that the APA’s definition of Confidentiality Agreement should have read as defined herein as a result of a mutual clerical error.
Section 2.    Mutual Releases.

(a)Parent Release. To the fullest extent permitted by applicable Law, the Parent, on behalf of itself, its subsidiaries and Affiliates and the respective future, present and former directors, officers, employees, licensees, representatives, advisors, agents, attorneys, successors, assigns and any and all Persons claiming by or through each of the foregoing (collectively, the “Parent Releasing Parties”), hereby unequivocally, knowingly, voluntarily, unconditionally and irrevocably waives, fully and finally releases, remises, exculpates, acquits and forever discharges the Buyer, each of its subsidiaries and Affiliates and the respective future, present and former directors, officers, employees, licensees, representatives, advisors, agents, attorneys, successors and assigns of each of the foregoing (collectively, the “Buyer Released Parties”) from any and all actions, causes of action, suits, debts, accounts, bonds, bills, covenants, contracts, controversies, obligations, claims, counterclaims, setoffs, debts, demands, damages, costs, expenses, compensation and liabilities of every kind and any nature whatsoever, in each case whether absolute or contingent, liquidated or unliquidated, known or unknown, and whether arising at Law or in equity, which such Parent Releasing Party had, has or may have based upon, arising from, in connection with or relating to the APA, any Transaction Document or the Transactions; provided, however, that the foregoing shall not limit the rights and obligations of the parties hereto (i) with respect to any Buyer Released Parties’ liability for fraud with respect to any facts relevant to the Buyer not being able to obtain CFIUS Approval or DSS Approval on terms consistent with Section 5.2(e) of the APA or (ii) under (x) this Agreement, (y) the Confidentiality Agreement or (z) any agreements entered into between the parties following the date hereof. Each Parent Releasing Party shall refrain from, directly or indirectly, asserting any claim or demand or commencing, instituting, maintaining, facilitating, aiding or causing to be commenced, instituted or maintained, any legal or arbitral proceeding of any kind against any Buyer Released Party based upon any matter released under this Section 2(a).
(b)Buyer Release.  To the fullest extent permitted by applicable Law, the Buyer, on behalf of itself, its subsidiaries and Affiliates and the respective future, present and former directors, officers, employees, licensees, representatives, advisors, agents, attorneys, successors, assigns and any and all Persons claiming by or through each of the foregoing (collectively, the

“Buyer Releasing Parties”), hereby unequivocally, knowingly, voluntarily, unconditionally and irrevocably waives, fully and finally releases, remises, exculpates, acquits and forever discharges the Parent, each of its subsidiaries and Affiliates and the respective future, present and former directors, officers, employees, licensees, representatives, advisors, agents, attorneys, successors and assigns of each of the foregoing (collectively, the “Parent Released Parties”) from any and all actions, causes of action, suits, debts, accounts, bonds, bills, covenants, contracts, controversies, obligations, claims, counterclaims, setoffs, debts, demands, damages, costs, expenses, compensation and liabilities of every kind and any nature whatsoever, in each case whether absolute or contingent, liquidated or unliquidated, known or unknown, and whether arising at Law or in equity, which such Buyer Releasing Party had, has or may have based upon, arising from, in connection with or relating to the APA, any Transaction Document or the Transactions; provided, however, that the foregoing shall not limit the rights and obligations of the parties hereto (i) with respect to any Parent Released Parties’ liability for fraud with respect to any facts relevant to the Buyer not being able to obtain CFIUS Approval or DSS Approval on terms consistent with Section 5.2(e) of the APA or (ii) under (x) this Agreement, (y) the Confidentiality Agreement or (z) any agreements entered into between the parties following the date hereof. Each Buyer Releasing Party shall refrain from, directly or indirectly, asserting any claim or demand or commencing, instituting, maintaining, facilitating, aiding or causing to be commenced, instituted or maintained, any legal or arbitral proceeding of any kind against any Parent Released Party based upon any matter released under this Section 2(b).
Section 3.    Mutual Non-Solicitation.

(a)Parent Non-Solicit. The Parent agrees that, during the two (2) years following the date hereof, it will not, and it will cause its subsidiaries not to, without the prior written consent of the Buyer, directly or indirectly, solicit for employment or enter into any employment agreement (conditional or otherwise) with or employ any employee of the Buyer or its subsidiaries, except that the Parent and its subsidiaries shall not be precluded from hiring an employee who has been terminated by the Buyer or any of its subsidiaries, or has terminated his or her employment with the Buyer or any of its subsidiaries, in each case, prior to commencement of employment discussions between the Parent or its subsidiary and such employee; provided that such hiring is consistent with such employee’s contractual obligations to the Buyer and its subsidiaries; provided further that in the event there, is: (i) a merger, consolidation, share exchange, business combination or other similar transaction of or by the Parent involving all or substantially all of the assets related to the Business (other than a transaction that (A) is conducted merely for internal reorganization or (B) results in a change of jurisdiction of organization, but, in each case, does not result in a change of control); (ii) the acquisition by any Person (other than Parent or an Affiliate of Parent) of a majority of the issued and outstanding voting equity interests of any entity or groups of entity holding the assets related to the Business or otherwise results in a change of control of such an entity; or (iii) the sale, lease, transfer, exclusive license or other disposition of all or substantially all of the assets related to the Business, this Section 3(a) shall terminate in its entirety and shall be of no further force and effect. The placing of an advertisement of a position by the Parent or its subsidiary to members of the public generally, such as through the internet, newspapers, radio or television, or general mass mailing to the public, or the engagement of recruiting firms or similar Persons who are not specifically instructed or requested to solicit any of the employees described above and the employment of any employee described above who either responds to the solicitation described in this sentence or otherwise contacts the Parent on his or her own initiative and without solicitation by the Parent, shall not itself constitute a breach of this Section 3(a).
(b)Buyer Non-Solicit.  The Buyer agrees that, during the two (2) years following the date hereof, it will not, and it will cause its subsidiaries not to, without the prior written consent of the Parent, directly or indirectly, solicit for employment or enter into any employment agreement (conditional or otherwise) with or employ any employee of the Parent or its subsidiaries, except that the Buyer and its subsidiaries shall not be precluded from hiring an employee who has been terminated by the Parent or any of its subsidiaries, or has terminated his or her employment with the Parent or any of its subsidiaries, in each case, prior to commencement of employment discussions between the Buyer or its subsidiary and such employee; provided that such hiring is consistent with such employee’s contractual obligations to the Parent and its subsidiaries; provided further that in the event there, is: (i) a merger, consolidation, share exchange, business combination or other similar transaction of or by the Parent involving all or substantially all of the assets related to the Business (other than a transaction that (A) is conducted merely for internal reorganization or (B) results in a change of jurisdiction of organization, but, in each case, does not result in a change of control); (ii) the acquisition by any Person (other than Parent or an Affiliate of Parent) of a majority of the issued and outstanding voting equity interests of any entity or groups of entity holding the assets related to the Business or otherwise results in a change of control of such an entity; or (iii) the sale, lease, transfer, exclusive license or other disposition of all or substantially all of the assets related to the Business, this Section 3(b) shall terminate in its entirety and shall be of no further force and effect. The placing of an advertisement of a position by the Buyer or its subsidiary to members of the public generally, such as through the internet, newspapers, radio or television, or general mass mailing to the public, or the engagement of recruiting firms or similar Persons who are not specifically instructed or requested to solicit any of the employees described above and the employment of any employee described above who either responds to the solicitation described in this sentence or otherwise contacts the Buyer on his or her own initiative and without solicitation by the Buyer, shall not itself constitute a breach of this Section 3(b).
Section 4.    Mutual Confidentiality.

(a)Effective immediately upon the execution of this Agreement by each of the parties hereto, the Confidentiality Agreement shall terminate and be superseded by this Section 4; provided that, for the avoidance of doubt, the Confidentiality Agreement shall continue to govern the period of time prior to the effectiveness of this Section 4 and nothing contained herein shall release any Buyer Released Party or any Parent Released Party with respect to breaches of the Confidentiality Agreement which occurred prior to the execution of this Agreement.
(b)During the five (5) years following the date hereof, the parties will treat and hold as confidential (and will cause their Affiliates and any director, officer, employee, agent, consultant, advisor or other representative of either party or any of their respective Affiliates (in each case, “Representative”) to treat and hold as confidential) and will not use or disclose (or permit its Affiliates or its Representatives to use or disclose) any and all information or materials disclosed to or received by the receiving party, any of its Affiliates or its Representatives (including, but not limited to, prior to the date hereof), including, but not limited to, manufacturing processes and equipment, product specifications and designs, technical know‑how, business and marketing plans, financial information, customer and supplier data and research and development activities, concerning or relating to the disclosing party or any of its Affiliates (in each case, the disclosing party’s “Confidential Information”) and including all data and information generated by the receiving party or any of its Affiliates or Representatives with respect to the disclosing party’s Confidential Information.
(c)Except to the extent (and only for so long as) any Confidential Information of the disclosing party is reasonably necessary for the receiving party to comply with applicable Laws or applicable rules or regulations of a securities exchange or market, promptly following the date hereof each receiving party will (and will cause its Affiliates and Representatives to), destroy all embodiments (and all copies) of Confidential Information of the disclosing party which are in the possession of such receiving party, any of its Affiliates or any of its Representative; provided, however, that the receiving party need not (and need not cause its Affiliates or Representatives to) locate or destroy archival materials maintained electronically in the Ordinary Course of Business.
(d)For a period of five (5) years from the date hereof, in the event that any receiving party (or any of its Affiliates) is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information of any disclosing party, unless prohibited by applicable Law, such receiving party will notify the disclosing party promptly of the request or requirement so that the disclosing party may seek an appropriate protective order or waive compliance with the provisions of this Section 4. If, in the absence of a protective order or the receipt of a waiver hereunder, the receiving party (or any of its Affiliates) is, on the advice of counsel, compelled to disclose any Confidential Information of the disclosing party to any tribunal or else stand liable for contempt, such receiving party (or any of its Affiliates) may disclose such Confidential Information to the tribunal; provided, however, that the receiving party (or any of its Affiliates, as applicable) that is compelled to disclose shall use its commercially reasonable efforts to obtain, at the reasonable request of the disclosing party, and at the disclosing party’s cost, an order or other assurance that confidential treatment will be accorded to such portion of such Confidential Information required to be disclosed as the disclosing party shall designate.
(e)The obligations in this Section 4 will not apply to the extent that it can be demonstrated that any Confidential Information of the disclosing party (i) is or becomes generally known to the public through no fault of or breach of this Agreement or the Confidentiality Agreement by the receiving party, any of its Affiliates or its Representatives, as the case may be; (ii) was rightfully in the possession of the receiving party, any of its Affiliates or its Representatives, as the case may be, at the time of disclosure, without an obligation of confidentiality (including, for the avoidance of doubt, an obligation under the Confidentiality Agreement); (iii) is independently developed by the receiving party, any of its Affiliates or its Representatives, as the case may be, without use of the disclosing party’s Confidential Information; (iv) is rightfully obtained by the receiving party, any of its Affiliates or its Representatives, as the case may be, from a third party without restriction on use or disclosure, or (v) relates solely to a commercial arrangement between the Buyer and the Parent or any of their respective Affiliates, unrelated to and not provided in connection with the Acquisition, the

Transaction or any similar transaction.
Section 5.    Entire Agreement; No Third party Beneficiaries. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof, including the Confidentiality Agreement. Except as provided in Section 2 (which are intended for the benefit of only the Persons specifically listed therein), this Agreement shall be binding upon and inure solely to the benefit of the parties and their respective successors, heirs, legal representatives and permitted assigns, and nothing in this Agreement, express or implied, is intended to confer upon any Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.
Section 6.    Counterparts. This Agreement, and any amendments hereto, may be executed in one or more counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement. Signatures delivered by facsimile transmission or other electronic means (e.g., PDF) shall be binding for all purposes hereof.
Section 7.    Governing Law; Consent to Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware without reference to principles of conflicts of law. Each of the parties hereby irrevocably and unconditionally submits, for itself and its assets and properties, to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware (unless the federal courts have exclusive jurisdiction over the matter, in which case the United States District Court for the District of Delaware), and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world using any of the means described in Section 10.1 of the APA, which the parties agree shall constitute effective service of process. Nothing herein is intended or shall be deemed to waive any right of the Buyer or the Parent to enforce the requirements of its respective applicable forum selection bylaw, if any, in connection with any litigation by any shareholder of such party arising from the Transaction, this Agreement or that is otherwise within the scope of any such bylaw.
Section 8.    Amendment. No amendment, modification, waiver, termination or discharge of any provision of this Agreement, or any consent to any departure by the parties from any provision hereof, shall in any event be effective unless the same shall be in writing and signed by each of the Buyer and the Parent (or by the party providing the waiver, in the case of a waiver), and each such amendment, modification, waiver, termination or discharge shall be effective only in the specific instance and for the specific purpose for which given. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right, power or privilege hereunder operate as a waiver of any other right, power or privilege hereunder, nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder. The rights and remedies provided for in this Agreement are cumulative and are not exclusive of any rights or remedies which the parties may otherwise have at law or in equity.

Section 9.    Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.
Section 10.     Equitable Remedies. Each party acknowledges and agrees that the other party would be irreparably damaged in the event that any of the terms or provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Therefore, notwithstanding anything to the contrary set forth in this Agreement, each party hereby agrees that the other party shall be entitled to obtain an injunction or injunctions to prevent breaches of any of the terms or provisions of this Agreement, and to enforce specifically the performance by the non-breaching party under this Agreement, and each party hereby agrees to waive the defense in any such suit that the other party has an adequate remedy at law and to interpose no opposition, legal or otherwise, as to the propriety of injunction or specific performance as a remedy, and hereby agrees to waive any requirement to post any bond in connection with obtaining such relief. The equitable remedies described in this Section 10 shall be in addition to, and not in lieu of, any other remedies that the parties may elect to pursue.
[Remainder of this Page Intentionally Left Blank]

[Signature Page to Termination Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first set forth above.

BUYER:

INFINEON TECHNOLOGIES AG

By:	/s/ Dr. Andreas Schumacher
Name:	Dr. Andreas Schumacher
Title:	Corp. VP Strategy and MSA

By:	/s/ Horst Meyer
Name:	Horst Meyer
Title:	Corp. Legal Counsel

PARENT:

CREE, INC.

By:	/s/ Michael E. McDevitt
Name:	Michael E. McDevitt
Title:	Executive Vice President and
Chief Financial Officer